EXHIBIT 10.31

OMNICARE, INC.

Performance Restricted Stock Unit Award

AWARD AGREEMENT, dated as of [____________] [___], [___], (the “Grant Date”) between Omnicare, Inc., a Delaware corporation (“Omnicare” or the “Company”), and [____________] (the “Participant”). This Award is granted by the Compensation Committee of the Omnicare Board of Directors (the “Committee”) pursuant to the terms of the 2004 Stock and Incentive Plan (the “Stock Plan”). All capitalized terms not defined in this Agreement, shall have the meanings set forth in the Stock Plan.
Section 1. Performance Stock Unit Award. Omnicare hereby grants to the Participant, on the terms and conditions set forth herein, a target Award of [_________] “Performance Stock Units” (the “Target Shares”) with respect to shares of the common stock of Omnicare (the “Shares”). The Performance Stock Units are notional units of measurement denominated in shares of Common Stock, which represent an unfunded, unsecured compensation obligation of Omnicare.
Section 2.    Performance Criteria.
2.1    Eligible Units. Except as set forth in Section 4 below, provided the Participant is continuously employed by Omnicare or a Subsidiary from the date hereof through the applicable payment dates, the Participant shall be paid a number of Shares (the “Earned Shares”) based upon the following:
(a)    First Performance Period. A number of Shares equal to 25% of the Target Shares will be deemed Earned Shares upon the first anniversary of the Grant Date provided that Company has achieved an Adjusted Cash Earnings Per Share of $[___] for the period from [____________] [___], [___] to [____________] [___], [___] [one year] (the “First Performance Period”). One-half (1/2) of such Earned Shares will be paid as soon as practicable following the determination of the performance results for the First Performance Period but in all events in the calendar year following the First Performance Period (such Shares and any Shares paid following the Second and Third Performance Periods (as defined below) are hereinafter referred to as the “Paid Shares”). One-half (1/2) of such Earned Shares will be payable on the Final Payment Date (as defined below) to the extent such Shares are not clawed back in accordance with Section 2.1(e) below (such Shares and any Shares subject to the claw-back in Section 2.1(e) in the Second and Third Performance Periods (as defined below) are hereinafter referred to as the “Claw-Back Shares”). In the event that the performance criterion for the First Performance Period is not met, the Target Shares for the First Performance Period will be carried over to the end of the Cumulative Performance Period and may be earned in accordance with Section 2.1(d) below (such Shares, along with any Shares that carry-over from the Second and Third Performance Periods are hereinafter referred to as the “Carry-Over Shares”).
(b)    Second Performance Period. A number of Shares equal to 25% of the Target Shares will be deemed Earned Shares upon the second anniversary of the Grant Date provided that Company has achieved an Adjusted Cash Earnings Per Share of $[___] for the period from [____________] [___], [___] to [____________] [___], [___] [one year] (the “Second Performance Period”). One-half (1/2) of such Earned Shares will become Paid Shares and will be paid as soon as practicable following the determination of performance results for the Second Performance Period but in all events in the calendar year following the Second Performance Period. One-half (1/2) of such Earned Shares will become Claw-Back Shares. In the event that the performance criterion for the Second Performance Period is not met, the Target Shares for the Second Performance Period will become Carry-Over Shares.
(c)    Third Performance Period. A number of Shares equal to 25% of the Target Shares will be deemed Earned Shares upon the third anniversary of the Grant Date provided that Company has achieved an Adjusted Cash Earnings Per Share of $ [___] for the period from [____________] [___], [___] to [____________] [___], [___] [one year] (the “Third Performance Period”). One-half (1/2) of such Earned Shares will become Paid Shares and will be paid as soon as practicable following the determination of the performance results for the Third Performance Period but in all events in the calendar year following the Third Performance Period (the “Final Payment Date”). One-half (1/2) of such Earned Shares will become Claw-Back Shares. In the event that the performance criterion for the Third Performance Period is not met, the Target Shares for the Third Performance Period will become Carry-Over Shares.
(d)    Carry-Over Shares. With respect to any Carry-Over Shares, in the event the minimum Cumulative Adjusted Cash Earnings Per Share for the period from [____________] [___], [___] to [____________] [___], [___] [three years] (the “Cumulative Performance Period”) as set forth on Exhibit A (the “Minimum Cumulative Target”) is not met, all Carry-Over Shares will be forfeited. In the event that the Minimum Cumulative Target is met, between 50% and 150% of the Carry-Over Shares will become Earned Shares as set forth on Exhibit A. The number of Shares that have become Paid Shares and Claw-Back Shares in accordance with Sections 2.1(a), (b), and (c) and Earned Shares pursuant to this Section 2.1(d) are hereinafter referred to as the “Initial Earned Shares.”
(e)    Total Earned Shares. In the event the Minimum Cumulative Target is met, a number of additional Shares shall become Earned Shares equal to (i) a number of Shares determined by applying a percentage between 50% and 150% to the total number of Target Shares (based upon the Cumulative Adjusted Cash

Earnings Per Share achieved for the Cumulative Performance Period as set forth on Exhibit A) (the “Cumulative Percentage Shares”) less (ii) the Initial Earned Shares (the “Additional Earned Shares”). The sum of the Initial Earned Shares and the Additional Earned Shares (including a subtraction from the Initial Earned Shares if Additional Earned Shares is a negative figure) shall be hereinafter referred to as the “Total Earned Shares.” In the event the Minimum Cumulative Target is not met, all Claw-Back Shares from Sections 2.1(a), (b) and (c) will be forfeited, there are no Additional Earned Shares and the Total Earned Shares shall be any Shares that became Paid Shares pursuant to Section 2.1(a), (b) and (c). The Total Earned Shares shall be subject to upward or downward adjustment in the sole discretion of the Committee of not more that 20% (after such adjustment, the “Adjusted Earned Shares”), except that the Adjusted Earned Shares cannot be less than the sum of any Shares that became Paid Shares pursuant to Sections 2.1(a), (b) and (c). In making such adjustment, the Committee may consider total shareholder return, cash flow, customer retention, operational efficiency and any other aspects of Company and individual performance. The Adjusted Earned Shares (minus any Paid Shares under Sections 2.1(a), (b) and (c) or any Shares paid earlier pursuant to Sections 4.1, 4.2, 4.3, 4.4 or Section 4.6) shall be paid on the Final Payment Date.
(f)    Section 162(m).    Notwithstanding anything in this Agreement to the contrary, in the event that the Committee has designated the Award as a Section 162(m) Award (as defined in the Stock Plan), no Shares shall be paid to the Participant under this Agreement unless (i) any performance goals established by the Committee for purposes of Section 162(m) of the Code have been met or (ii) Shares are payable under Section 4.1, 4.2 or 4.6 below.
Section 3.    Dividends. The amount of dividends, if any, that would have been paid per Earned Share had such Share been held by the Participant will be accumulated from the Grant Date through the date the Earned Share is paid to the Participant under Section 2 hereof. The amount of dividends paid per Death Share, Disability Share, Pro-Rata Cumulative Period Share, Pro-Rata Termination Share or Change in Control Share will be accumulated from the Grant Date through the date each such Share is paid to the Participant pursuant to the applicable provision of Section 4 hereof. Such accumulated amounts will be paid in cash to the Participant within thirty (30) days of the applicable payment date. No amount shall be paid with respect to dividends for any Shares that are clawed back, forfeited or otherwise not paid to the Participant or his or her estate under this Agreement.
Section 4.    Termination of Employment and Change in Control.
4.1.    Death. If the Participant’s employment with the Company or a Subsidiary terminates on account of death, a number of Shares equal to a pro-rata portion of the Target Shares, based on the number of days in the Cumulative Performance Period that have elapsed prior to the Participant’s termination on account of death shall be deemed to be Earned Shares. Such pro-rata portion of Target Shares (excluding any Shares that became Paid Shares under this Agreement prior to the date of death, but including the Claw-Back Shares) shall be hereinafter referred to as the “Death Shares.” The Death Shares will be paid to the Participant’s estate within thirty (30) days of termination on account of death.
4.2.    Disability. If the Participant’s employment with the Company or a Subsidiary terminates due to Disability (as defined below), a number of Shares equal to a pro-rata portion of the Target Shares, based on the number of days in the Cumulative Performance Period that have elapsed prior to the Participant’s termination on account of Disability shall be deemed to be Earned Shares. Such pro-rata portion of Target Shares (excluding any Shares that became Paid Shares under this Agreement prior to the date of the termination, but including the Claw-Back Shares) shall be hereinafter referred to as the “Disability Shares.” The Disability Shares will be paid within thirty (30) days of termination on account of Disability. For purposes of this Agreement, “Disability” shall be as defined in Sections 409A(a)(2)(A)(ii) and 409A(a)(2)(C) of the Code.
4.3.    Retirement. If the Participant’s employment with the Company or a Subsidiary terminates on account of retirement under the Company’s Employees Savings and Investment Plan at or after normal retirement age with the consent of the Committee (taking into account, among other factors, Participant’s length of service at the time of retirement, the degree of his or her prior contribution to the Company, any continuing benefits to the Company, and the personal circumstances of his or her retirement) and in the event the Minimum Cumulative Target is met, the Participant shall receive a number of Shares equal to (i) the pro-rata portion of the Cumulative Percentage Shares based on the number of days in the Cumulative Performance Period that have elapsed prior to the Participant’s retirement less (ii) any Paid Shares paid with respect to any calendar year prior to the year of retirement (the “Pro-Rata Cumulative Period Shares”). The Pro-Rata Cumulative Period Shares shall be paid on the Final Payment Date.
4.4.    Termination without Cause Upon Retirement Eligibility. In the event of the Participant’s termination of employment without “Cause” (as defined below) by the Company following his or her attainment of age 65 and at least 10 years of service, the Participant shall receive a pro-rata portion of the Target Shares based on the number of days in the Cumulative Performance Period that have elapsed prior to the Participant’s termination of employment (the “Pro-Rata Termination Shares”). The Pro-Rata Termination Shares will not include any Paid Shares, Carry-Over Shares or Claw-Back Shares from a calendar year prior to the year of termination. Any such Carry-Over Shares will be forfeited. Any such Claw-Back Shares will be payable on the Final Payment Date only in the event that the Minimum Cumulative Target is met. The Pro-Rata Termination Shares will be paid on the Final Payment Date. For purposes of this Agreement, “Cause” shall be as defined in the Omnicare, Inc., Senior Executive Severance Plan.
4.5.    Termination for any Other Reason. The Participant shall forfeit the Performance Stock Units and any right to payment of Shares or related dividends upon a termination of the Participant’s employment for any reason other than as set forth in Sections 4.1 through 4.4 other than Shares that had become Paid Shares prior to such termination. Any Claw-Back Shares will be forfeited.
4.6.    Change in Control. Upon a “Change in Control” (as defined below), the Participant shall be deemed to have earned a number of Shares equal to the Target Shares. The number of Target Shares (excluding any Shares that became Paid Shares under this Agreement prior to the date of the Change in Control) shall be hereinafter referred to as the “Change in Control Shares.” In the event that the Participant remains continuously employed by the Company or a Subsidiary until the date of the Change in Control, the Change in Control Shares shall be paid to the Participant on or within 30 days after the Change in Control (in Shares or other consideration equal to the Fair Market Value of the Shares on the date of the Change in Control as determined by the Committee). For purposes of this Agreement, “Change in Control” shall be as defined in the Stock Plan as long as such Change in Control constitutes a change in ownership of the corporation, a change in effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation for purposes of Section 409A of the Code. Upon a Change in Control, no Shares other than the Change in Control Shares or Shares that became Paid Shares under this Agreement prior to the date of the Change in Control shall be payable under this Agreement.
Section 5.    Restrictions on Transfer. Neither this Award nor any Performance Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Omnicare as a result of forfeiture of the units as provided herein.
Section 6.    No Voting Rights. The Performance Stock Units, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in shares of Common Stock.
Section 7.    Award Subject to Stock Plan. This Award is subject to the terms of the Stock Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Stock Plan, the Stock Plan will govern and prevail.
Section 8.    Changes in Capitalization. The Performance Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.
Section 9.    Section 409A.
(a)    The provisions of this Agreement and any payments made hereunder are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). However, the Committee shall have the right in its sole discretion to adopt such amendments to the Plan, this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award Agreement to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination employment under Section 4.3 or 4.4 hereof unless such termination is also a “Separation from Service” within the meaning of Section 409A. Any provision of this Agreement to the contrary notwithstanding, if at the time of the Participant’s Separation from Service, the Company determines that the Participant is a “Specified Employee,” within the meaning of Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”).
Section 10.    No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Omnicare or a Subsidiary or to interfere in any way with the right of Omnicare or a Subsidiary to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.
Section 11.    Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
Section 12.    Covenants. The Participant has read and reviewed the terms and conditions of the Stock Plan and agrees to be bound by its terms and conditions.  In addition, as a condition of the receipt of this Award, the Participant reconfirms his or her promises and obligations as set forth in any Omnicare plan or agreement with Omnicare in which the Participant participates or is a party containing covenants in favor of Omnicare in respect of nondisclosure, nonsolicitation and noncompetition.
Section 13.    Additional Clawback. In addition to any compensation recovery (clawback) which may be required by this Award Agreement, law or regulation (including but not limited to any clawback required by Section 954 of the Dodd-Frank Act), the Participant acknowledges and agrees that any compensation paid under this Award Agreement shall be subject to any clawback requirements as set forth in Omnicare’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the Participant’s termination of employment.

OMNICARE, INC.

By: ______________________________________
Name:

PARTICIPANT

By: ______________________________________
[NAME]

EXHIBIT A

Cumulative Adjusted Cash Earnings Per Share Determination

Performance Level	Minimum	Target	Maximum
3-year Cumulative Adjusted Cash EPS	$[___]	$[___]	$[___]
% of Relevant Target Shares Earned	50%	100%	150%

For Cumulative Adjusted Cash Earnings Per Share between the above target amounts, the % of relevant Target Shares payable shall be based upon linear interpolation.